EXHIBIT 99.1

NOTICE

TO:	Directors and Executive Officers of Krispy Kreme Doughnuts, Inc.
FROM:	Douglas R. Muir
DATE:	November 21, 2012
RE:	IMPORTANT NOTICE – Trading Blackout Period for Krispy Kreme Doughnuts, Inc.

This notice is to alert you to new, temporary restrictions on the trading of Krispy Kreme Doughnuts, Inc. (the “Company”) common stock that will affect you directly due to a planned blackout period for participants in the Krispy Kreme Doughnuts Corporation Retirement Savings Plan (the "Plan"). The blackout period is required to facilitate the transfer to the Vanguard Balanced Income Fund of the portion of participants' accounts under the Plan that remain invested in the common stock of Krispy Kreme Doughnuts, Inc., either through the Krispy Kreme Stock Fund or in actual shares of Krispy Kreme stock transferred into the Plan from the Krispy Kreme Profit-Sharing Stock Ownership Plan (together referred to as "Krispy Kreme Stock").

The blackout period will begin on December 31, 2012 at 4:00 p.m. and will end no later than January 14, 2013 at 9:00 a.m. (such period, the "Blackout Period"). During the Blackout Period, participants in the Plan will be unable to do any of the following with the portion of their accounts that is currently invested in Krispy Kreme Stock: (i) direct or diversify investments in this portion of their accounts, (ii) obtain a loan of those funds, or (iii) obtain a distribution of those funds.

The Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR of the Securities Exchange Act of 1934, as amended, provide that, during the Blackout Period, all directors and executive officers are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company, regardless of whether the director or executive officer participates in the Plan. This Blackout Period not only restricts your ability to engage in transactions in Company common stock held under the Plan, but also in Company common stock or other equity awards held in accounts outside of the Plan. The restrictions on trading during this Blackout Period are in addition to the restrictions in the Company’s Insider Trading Policy. This means that during the period from December 31, 2012 at 4:00 p.m. until no later than January 14, 2013 at 9:00 a.m., you will not be able to, directly or indirectly, buy, sell or otherwise acquire, transfer or dispose of any shares of Company common stock or any derivative of Company common stock, subject to certain limited exceptions.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

After the Blackout Period ends, you will be permitted to resume transactions in the Company’s common stock subject to the requirements of the Company’s Insider Trading Policy.

In addition, during the Blackout Period, you may obtain, without charge, information about the Blackout Period, including whether the Blackout period has begun or ended, by contacting Kim Kennedy at kkennedy@krispykreme.com or (336) 726-8896. Ms. Kennedy's address is 370 Knollwood Street, Winston-Salem, North Carolina 27103.